FOR IMMEDIATE RELEASE	Exhibit 10.2

Olivier A. Filliol
c/o Mettler-Toledo International Inc.
Im Langacher
8606 Greifensee

Zürich, December 14, 2020

Amendment Agreement

between Mettler-Toledo International Inc., Greifensee Branch, Im Langacher, 8606 Greifensee, Switzerland (Company), and Olivier A. Filliol.

This document constitutes a binding agreement amending the current employment agreement (Employment Agreement) concluded between the parties on November 1, 2007. The parties agree following terms and conditions:

End of CEO term
Mr. Filliol's position as CEO and president of Mettler-Toledo shall end March 31st, 2021.
As of April 1st, 2021, Mr. Filliol's current full-time employment shall end, and Mr. Filliol shall assume the role of a non-executive director governed by the terms set forth below.

New Role	Mr. Filliol shall continue to be serving the Company as a non-executive director. Should the annual general meetings in 2021 and 2022 not approve his proposed re-election as a director of the Company, his engagement as per the terms of this agreement shall be extended until December 31, 2022.

In addition to the duties of Mr. Filliol as a non-executive director of the Company, he shall, depending on his availability, advise and support the CEO and the Company as and when required, in particular in the areas of sales and marketing, human resources and investor relations. The Company will provide Mr. Filliol with the administrative, IT and other support necessary to fulfill his role.

Remuneration
Mr. Filliol's annual remuneration for his role as non-executive director of the Company shall be in line with the compensation otherwise paid to non-executive directors without committee membership. In addition, and irrespective of his re-election as non-executive director of the Company, Mr. Filliol shall benefit from the vesting of existing LTI grants which he received in his capacity as CEO for the full business years 2021 and 2022. Irrespective of Mr. Filliol's continued service as non-executive director of the Company in 2023 and thereafter, the vesting of these LTI grants for 2023 and any year thereafter will terminate without compensation, unless otherwise decided by the board of directors of the Company in its sole discretion.

Mr. Filliol will participate in POBS Plus up to and including March 31, 2021 but not thereafter.

Employee Benefits
Mr. Filliol shall no longer benefit from employee benefits such as contributions to pension plans, personnel insurance (unless mandatory under applicable law) or the expense allowance as from April 1, 2021.

Non-compete / Non-solicitation
The existing non-compete and non-solicitation provision as provided in the original employment agreement shall stay in place until December 31, 2023. The Company takes note that Mr. Filliol is currently a non-executive director of a Swiss listed company, plans to assume other board memberships and possibly other employments, and to pursue private interests. The non-compete and non-solicit covenant of the original employment agreement shall apply to all these activities.

Termination
This amendment agreement shall apply to Mr. Filliol's relationship with the Company as from April 1, 2021 and last until December 31, 2022. The parties can amend or terminate this agreement by mutual agreement at any time. In case of termination by one party, the provisions of Swiss law shall apply.

Miscellaneous Provisions
The tax equalization program continues to apply to cash and equity income received as Mettler-Toledo employee, and the separate tax equalization agreement remains valid and in effect so long as such “employee income” exists.

Mr. Filliol is required to hold 15’000 shares until at least one year following his last day of full-time employment. Thereafter the company’s Director Share Ownership rules apply.

Continuing Effect of Employment Agreement	Unless otherwise provided by the above provisions, the original employment agreement of November 1, 2007 shall continue to apply.

Applicable Law and Jurisdiction
This agreement shall be governed by the substantive laws of Switzerland. All disputes arising out of or in connection with this agreement shall be subject to the jurisdiction of the courts of the domicile or place of business of the defendant, or the employee's ordinary place of work.

Mettler-Toledo International Inc.                        The Employee

/s/ Robert F. Spoerry /s/ Christian Magloth             /s/ Olivier A. Filliol

Robert F. Spoerry Christian Magloth                 Olivier A. Filliol